DATED OCTOBER 12, 2005

(1) LCJ ACQUISITIONS LIMITED

and

(2) LOUIS INGRAM

_______________________________________

SERVICE AGREEMENT
________________________________________

MATTHEW ARNOLD & BALDWIN
Solicitors
21 Station Road
Watford
Hertfordshire WD17 1HT

Tel No. 01923 202020
Fax No. 01923 215050
Website: www.mablaw.co.uk

Ref: MJD/41430-6

T H I S A G R E E M E N T is dated October 12, 2005
B E T W E E N

1.	LCJ Acquisitions Limited a company registered in England and Wales under company number 5052066 whose registered office is at 2 Dolby Road, London SW6 3NE ("the Company") and

2.	Louis Ingram of Wigmore Hall, Wigmore, Herefordshire, HR6 9UL ("the Executive")

IT IS AGREED as follows:-

1. APPOINTMENT

1.1
The Company appoints the Executive as Creative Director with effect from the date of this Agreement. Subject to earlier termination in accordance with clause 11, this Agreement shall automatically terminate on 30 April 2007.

1.2	Subject to clause 15.6, the Executive shall if so required for the proper performance of his duties travel both within the United Kingdom and overseas anywhere in the world.

1.3	The Company may from time to time appoint any other person or persons to act jointly with the Executive.

1.4
The Executive may be required without further remuneration to perform services not only for the Company but also for any other Group Company and, subject to clause 15.6, to accept such offices in the Company and the Group as the Company may from time to time require and the Executive may without further remuneration be seconded to the employment of any Group Company.

2.	DUTIES OF THE EXECUTIVE

2.1	The Executive shall use his best endeavours to promote the interests and welfare of the Company and shall devote the whole of his time, attention and skill to the business and affairs of the Company.

2.2
The Executive shall perform such duties (if any) as the Company may from time to time assign to him subject to such restrictions as the Company may from time to time impose and shall obey all reasonable and lawful directions of the Company. The principal duties of the Executive shall be image acquisition and the training as necessary of other employees in the Company in image acquisition.

2.3
The Executive shall disclose to the Board any interest in any contract or proposed contract with any Group Company. The Executive shall not be entitled to receive or obtain directly or indirectly any discount rebate commission or other profit in respect of any such contract or any sale or purchase of goods effected or other business contracted (whether or not by him) by or on behalf of any Group Company or to make any benefit or profit out of or arising directly or indirectly from his employment and if he or any member of his immediate family or any firm or company in which he is interested shall obtain any such discount rebate commission benefit or profit he shall account to the Company for the amount received by him (or a due proportion of the amount received by such company or firm or person having regard to the extent of his interest). This clause 2.3 shall not apply in relation to the holding by the Executive for investment purposes only of not more than five per cent of any class of the issued share capital of a company whose shares are listed on any recognised Stock Exchange.

2.4
The Executive shall not without the prior consent of the Board in respect of any matter directly or indirectly concerning the business or affairs of the Company give any interview or opinion (whether or not expressed to be his own) or appear upon any radio or television programme or cause any article or letter to be published in or otherwise communicated with any newspaper or any other public information media or publish or cause to be published any book article letter or opinion or allow his connection with the Company to be published or hold himself out to be entitled to express any opinion or give any judgment on its behalf. The Executive shall further report to the Board any approach made to him by any representative of the media in connection with the Company's business or affairs.

2.5
The Executive shall not (except as a representative of the Company or with the consent in writing of the Board) be directly or indirectly engaged or concerned or interested in any competing business whatsoever and shall be accountable to the Company for any profits fees or other sums derived from any interest which he has from time to time in breach of this provision provided that this provision shall not prohibit the holding (directly or through nominees) for investment purposes only of not more than five per cent of any class of shares or securities in any company listed on a recognised stock exchange or from holding shares in a non competing business.

2.6
The Company shall be under no obligation to provide any duties for the Executive to perform and may at any time (whether or not notice of termination of employment has been served by either party) exclude the Executive from any or all premises of the Company or require the Executive not to perform any or all of the duties previously assigned to him and such action shall not constitute a breach of this Agreement on the part of the Company provided that the Executive shall during any such period continue to be entitled to receive remuneration under clause 3 of this Agreement.

3.	REMUNERATION

3.1
The Company shall pay to the Executive during his employment a salary at the rate of £70,000.00 per annum (adjusted pro rata following 8 March 2006 on the basis of days actually worked per month) payable monthly in arrears inclusive of any sums receivable as directors fees such salary to be reviewed (but not decreased or necessarily increased) by the Company in accordance with its practice from time to time.

3.2
The Executive shall be entitled to participate in such benefits and bonus schemes as the Company may from time to time provide for executives of the Company on such terms as the Company may from time to time determine in its absolute discretion including permanent health insurance at levels to be determined from time to time by the Board in its absolute discretion.

3.3
The Executive authorises the Company in accordance with Section 13 of the Employment Rights Act 1996 to deduct from his salary or any other remuneration due to him under this Agreement or sum payable to him by the Company including (without limitation) any payment in lieu of notice any outstanding loan any pension contribution, any overpayment of salary bonus or other remuneration any other sum from time to time owed by the Executive to the Company or any Group Company or any sum owed by the Executive to any third party for which any Group Company is or may become liable including (without limitation) any outstanding balance on any credit card account.

4.	EXPENSES

In addition to the salary payable under Clause 3.1 there shall be paid or refunded to the Executive all out-of-pocket expenses properly incurred by him in the performance of his duties including all reasonable expenses for hotels entertainment subsistence and travelling subject to the production of such evidence including (without limitation) supporting receipts and vouchers as the Company may from time to time at its absolute discretion require and subject to obtaining the authorisation of the Board prior to incurring single items of expenses greater than £1,000 and subject to compliance with such rules relating to expenses as the Company may at its absolute discretion impose from time to time.

5.	HOLIDAYS

5.1
Unless otherwise agreed by the Board and the Executive, the Executive shall be entitled to 4 weeks paid holiday (adjusted pro rata following 8 March 2006 on the basis of days actually worked per month) in each holiday year which shall run from 1 January to 31 December in the same year and in addition up to three days public holiday and any shut down over the Christmas period which shall also be with pay. In the holiday years in which employment commences and terminates entitlement shall be calculated pro rata by reference to the number of complete months worked by the Executive in the holiday year. The Executive’s entitlement to holiday accrues in arrears by reference to the number of complete months worked.

5.2	The Executive may take holidays at such time or times as may be approved by the Board and holidays not taken during the holiday year may not be carried forward to the following holiday year.

5.3
On termination of this Agreement other than under clause 11.1 or by reason of notice given by the Executive the Executive shall be entitled to payment in lieu of untaken holiday accrued during the holiday year in which the termination takes place.

6.	INCAPACITY

6.1
If the Executive shall be prevented by illness (including mental disorder) accident or other incapacity from properly performing his duties he shall immediately report this fact to the Company and if the Executive is so prevented for 7 or more consecutive days he shall provide a medical practitioner's statement on the 8th day and weekly thereafter. Immediately following his return to work after a period of absence (other than a period in respect of which a medical practitioner's statement has been provided) the Executive shall complete and submit to the Company a self-certification form detailing the reason for his absence.

6.2
If the Executive shall be absent from his duties hereunder due to illness (including mental disorder)or accident or other incapacity duly certified in accordance with the provisions of clause 6.1 he shall be paid his full remuneration hereunder for up to twenty six weeks absence (whether continuous or not) in any continuous period of twelve months and thereafter such remuneration if any as the Board shall in its absolute discretion decide provided that there shall be deducted from or set off against such remuneration any statutory sick pay or other state benefits or benefits under any policy of insurance to which the Executive is entitled by reason of his absence from work or incapacity (whether or not recovered).

6.3
If the Executive is unable to perform his duties under this Agreement the Executive shall if so required by the Company and at the expense of the Company undergo a medical examination and the Executive shall subject to the provisions of the Access of Medical Reports Act 1988 authorise the Company to have access to any medical report prepared as a consequence of such examination.

7.	PENSION

7.1	The Company provides a stakeholder pension in which the Executive may participate if he chooses.

7.2	There is not a contracting out certificate in force in relation to the employment of the Executive.

8.	DATA PROTECTION

The Executive authorises the Company as required by the Data Protection Act 1998 and any regulations made under that statute to process personal information including (without limitation) sensitive personal information relating to the Executive.

9.	INTELLECTUAL PROPERTY

9.1
Subject only to the Executive's inalienable rights under the Patents Act 1977 any discovery invention secret process literary work manuscript idea copyright or improvement in procedure made acquired conceived or discovered by the Executive whilst employed under this Agreement in connection with or in any way affecting or relating to the business of the Company or capable of being used or adapted for use in or in connection with it shall immediately be disclosed to the Company and shall belong to and be the absolute property of the Company.

9.2
The Executive shall if and whenever required so to do by the Company (whether during or after the termination of his appointment) at the expense of the Company (or its nominee) apply or join in applying for letters patent or other proprietary protection in the United Kingdom and any other part of the world in respect of the same and shall execute and do all instruments and things necessary for vesting the said letters patents or other proprietary protection when obtained and all right title and interest to and in the same in the Company or its nominee absolutely and as sole beneficial owner or in such other person as may be required.

9.3
The Executive hereby irrevocably and by way of security jointly and severally appoints the Company and each director of it for the time being thereof to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case.

10.	DIRECTORSHIPS

10.1
If requested by the Board, the Executive shall accept office with the Company or any other Group Company and shall on request by the Company or on termination of this Agreement (whether lawful or not) resign any such office with immediate effect and without claim for compensation and should he fail to do so the Company and each director of it for the time being is by this Agreement irrevocably and by way of security jointly and severally appointed as attorney of the Executive in his name and on his behalf to sign and do any documents or things necessary or requisite to give effect to such resignation.

10.2
The Executive shall not resign any office with the Company or any Group Company (other than at the request of the Company) and should the Executive so resign (other than in circumstances where his employment under this Agreement terminates) such resignation from office shall be a breach of this Agreement entitling the Company to terminate this Agreement without notice under clause 11.2.

11.	TERMINATION

11.1	The Company may terminate this Agreement with immediate effect if the Executive:-

11.1.1	commits any act of gross misconduct or repeats or continues (after written warning) any serious breach of his obligations under this Agreement; or

11.1.2
is guilty of any conduct which in the reasonable opinion of the Board brings the Company or any Group Company into disrepute or is calculated or likely to prejudicially affect the interests of the Company whether or not the conduct occurs during or in the context of the Executive’s employment or in the Executive’s capacity as a director of the Company; or

11.1.3
in the reasonable opinion of the Board allows an actual or potential conflict between his personal interests and the Company’s interests to prejudice his ability to make decisions objectively to the best advantage of the Company; or

11.1.4	in the reasonable opinion of the Board exceeds the powers conferred on him by the articles of association of the Company; or
11.1.5	is convicted of any criminal offence (other than an offence under road traffic legislation for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

11.1.6	commits any act of dishonesty whether or not relating to the Company any Group Company any of its or their employees; or

11.1.7	becomes bankrupt or makes any arrangement or composition with his creditors; or

11.1.8	is in the reasonable opinion of the Board incompetent in the performance of his duties.

11.2	Any delay on the part of the Company in exercising its right to terminate this Agreement under clause 11.1 shall not constitute a waiver of that right.

11.3
In the event that the Executive has been unable to perform his duties under this Agreement for a period of twenty-six weeks whether continuous or not in the previous continuous period of 12 months the Company shall be entitled to terminate this Agreement by giving to the Executive the minimum period of notice in writing permitted by statute.

11.4
In order to investigate a complaint against the Executive of misconduct the Company is entitled to suspend the Executive either with or without pay for so long as the Company may consider necessary to carry out a proper investigation and hold a disciplinary hearing.

12.	AMALGAMATION OR RECONSTRUCTION

If the Executive shall unreasonably have refused or failed to accept employment offered to him by a Group Company on terms which taken as a whole are no less favourable to him than the terms in effect under this Agreement at the time such offer is made where there has been an amalgamation or reconstruction of the business of the Company the Executive agrees that to the extent permitted by law he shall have no claim against the Company in respect of the termination of this Agreement directly or indirectly in whole or in part by reason of such amalgamation or reconstruction whether such termination is caused by process of law or by the provisions of this Agreement or by the act or default of the Company or otherwise howsoever.

13.	CONFIDENTIAL INFORMATION

13.1
The Executive shall not at any time either during or following the termination (whether lawful or not) of his employment (other than as required in the normal course of performing his duties under this Agreement or as ordered by a court of competent jurisdiction or with the approval of the Board or as required by law or by any regulator of any Group Company) either make use of or disclose to any person any confidential information belonging to any Group Company which is received by the Executive in the course of his employment (until such information comes into the public domain other than by reason of a breach of this obligation on the part of the Executive) including without limitation any trade secrets, business plans, prices, financial information, technical information relating to products, the names of customers and suppliers and potential customers and suppliers and any other information which the Company from time to time designates as confidential.

13.2
The Executive shall not make copies of or memorise any confidential documents records recordings or lists belonging to any Group Company and will on leaving service deliver up the same (and all copies of them whether or not originally provided to the Executive by the Company) including all notes lists and diaries and will retain no copies of them or notes relating to them.

14.	RESTRICTIONS

14.1
For twelve months following the termination of his employment whether lawful or not the Executive shall not without the written permission of the Company such permission not to be unreasonably withheld whether on his own account or on behalf of any other person firm or company and in any capacity directly or indirectly solicit entice away or endeavour to entice away from any Group Company any person firm or company:

(i)
who is or has been a manufacturer for or supplier, client or customer of any Group Company (whether actual or prospective) during the twelve months preceding the termination of the employment of the Executive; and

(ii)	with whom the Executive shall have had material dealings in the course of his employment during the twelve months prior to its termination.

14.2
For twelve months following the termination of his employment whether lawful or not the Executive shall not without the written permission of the Company such permission not to be unreasonably withheld whether on his own account or on behalf of any other person firm or company and in any capacity directly or indirectly have business dealings with any person firm or company:

(i)
who is or has been a manufacturer supplier client or customer (whether actual or prospective) of any Group Company during the twelve months preceding the termination of the employment of the Executive; and

(ii)	with whom the Executive shall have had material dealings in the course of his employment during the twelve months prior to its termination.

14.3
Whilst the Executive continues as an employee or director of the Company and for twelve months following the termination of his employment whether lawful or not the Executive shall not without the written permission of the Company such permission not to be unreasonably withheld whether on his own account or on behalf of any other person firm or company and in any capacity directly or indirectly entice away or endeavour to entice away or offer employment to any person

(i)	who at the date of termination of the employment of the Executive is an employee of any Group Company or an officer or agent of any such company employed in a senior managerial or sales capacity; and

(ii)	with whom the Executive shall have had material dealings in the course of his employment during the period of twelve months prior to its termination

14.4
For twelve months following the termination of his employment whether lawful or not the Executive shall not without the written permission of the Company such permission not to be unreasonably withheld be engaged interested or concerned in any capacity whether paid or unpaid in any business which is or is to his knowledge about to be engaged in any territory in which any Group Company carries on business in competition with any business of any Group Company in which the Executive shall have been engaged to a material extent in the course of his employment during the period of twelve months prior to its termination.

14.5
Nothing in this clause 14 shall prevent the seeking or doing of any business which is not in direct or indirect competition with the business of any Group Company in which the Executive shall have been engaged to a material extent during the period of twelve months preceding the termination of his employment with the Company.

14.6
In the event that the Company exercises its right under clause 2.6 to require the Executive not to perform any duties under this Agreement references to the termination or date of termination of the employment of the Executive in this clause 14 shall be construed as references to the last date on which the Executive performs duties for the Company under this Agreement.

14.7
The Company may assign the benefit of this clause 14 to any purchaser or owner for the time being of any business of any Group Company in which the Executive shall have been engaged to a material extent in the course of his employment during the period of twelve months preceding the termination of his employment and notwithstanding such assignment the Company shall also remain entitled to the benefit of this clause 14.

14.8
If so required by the Company the Executive shall enter into direct undertakings in the terms of this clause 14 mutatis mutandis with any Group Company or the purchaser or owner for the time being of any business of any Group Company in which the Executive shall have been engaged to a material extent in the course of his employment during the twelve months immediately preceding the date on which the Executive is required to enter into such undertaking and should he fail to do so the Company and each director of it for the time being is by this Agreement irrevocably and by way of security jointly and severally appointed as the attorney of the Executive in his name and on his behalf to sign and do any documents or things necessary to enter into such undertakings.

15.	STATUTORY PARTICULARS

The following are particulars of the terms of employment to be given to the Executive under the Employment Rights Act 1996:

15.1
The employment of the Executive with the Company commenced on 9 March 2004 and there is no period of employment with any previous employer which counts towards the Executive's period of continuous employment for statutory purposes.

15.2
Subject to clause 15.6, normal hours of work are 9.30am to 5.30pm from Monday to Friday with one hour for lunch. However, the Executive shall work such additional hours as are from time to time necessary for the proper performance of his duties and shall not be entitled to receive any additional remuneration for work outside the normal hours of work.

15.3	Subject to clauses 1.2 and 15.6 of this Agreement and unless otherwise agreed by the Board and the Executive, the Executive shall be required to work:

(a) during the period from the date of this Agreement until 8 March 2006, for a minimum of five days per week; and

(b) for any period of employment after 8 March 2006, for a minimum of one and a half days per week.

15.4
Subject to clauses 1.2 and 15.6 of this Agreement and unless otherwise agreed by the Board and the Executive, the Executive shall be required to work from the address of the Company set out above, at any principal business address of the Company from time to time or anywhere in the North West of England as from time to time directed by the Board. During the period from the date of this Agreement until 8 March 2006, the Executive may from time to time also work from home provided that if in the reasonable discretion of the Board the Executive is unable to properly perform his duties under this Agreement whilst working from home, the Executive shall be required to work from the address of the Company set out above, at any principal business address of the Company from time to time or anywhere in the North West of England as from time to time directed by the Board.

15.5	There are no collective agreements which directly affect the terms and conditions of employment of the Executive.

15.6
The Executive will not be required to work outside the United Kingdom for a continuous period of more than one month up to 8 March 2006. Thereafter, the Executive will not be obliged to work outside the United Kingdom.

15.7
The Executive is subject to the disciplinary rules and procedures of the Company from time to time. Any disciplinary decision relating to the Executive will be taken by the Board in accordance with the term of the disciplinary policy set out in schedule 1.

15.8
If the Executive has any grievance relating to his employment he should set it out in writing specifying the grounds of his complaint and submit it to the Board who will proceed in accordance with the procedure set out in schedule 2.

16.	PRIOR AGREEMENTS

This Agreement is in substitution for all and any prior agreements or arrangements (whether or not under seal) between any Group Company and the Executive which shall be deemed to have been terminated by mutual consent with effect from the date of this Agreement without liability on either party but without prejudice to accrued rights and liabilities.

17.	NOTICES

Any notice or other communication to be served given or made under this Agreement shall be in writing signed in the case of the Company by any director secretary or other duly authorised officer of the Company (and it shall be for the Executive to prove that such officer was not duly authorised either specifically or in the ordinary course of employment) and in the case of the Executive signed by the Executive and shall be sufficiently served if left at the address of the recipient set out in this Agreement or such other address at which notices may from time to time be properly given or forwarded to such address by first class post and if served by post shall be deemed to have been served on the second business day after the envelope containing the same properly addressed and prepaid was posted or may be served on the Executive by being given to him personally.

18.	GOVERNING LAW

This Agreement shall be construed in accordance with the laws of England and shall be enforceable in the English Courts and the parties submit to the jurisdiction of such courts for all purposes connected with this Agreement and agree that any writ or other process required to be served for any purpose connected with this Agreement may be served in manner specified in clause 17.

19.	DEFINITIONS

19.1	Unless otherwise provided or the content otherwise requires words and phrases shall bear the meanings given to them in the Companies Act 1985.

19.2	References to legislation shall be interpreted as references to any re-enactment replacement or modification of such legislation.

19.3	Headings are for convenience only and shall be disregarded when construing the provisions of this Agreement.

19.4	Words importing the singular shall include the plural and vice versa.

19.5	Words importing the masculine gender shall include the feminine gender and vice versa.

19.6	References to clauses are references to clauses of this Agreement and references to sub-clauses are references to sub-clauses of the clause in which the reference appears.

19.7	"The Board" means the board of directors of the Company for the time being other than the Executive.

19.8	"Group" means the Company and its subsidiaries and holding companies from time to time and any subsidiary of any holding company and "Group Company" shall be construed accordingly.

SCHEDULE 1
Disciplinary Policy

1.1	GENERAL

These disciplinary procedures are to ensure that the Company behaves fairly in investigating and dealing with allegations of unacceptable conduct or performance. You do not have a contractual right to be treated in accordance with these procedures which may be varied from time to time and the Company may depart from the precise requirements of its disciplinary procedure specified below.

All cases of disciplinary action under these procedures will be recorded and placed in the Company’s records. A copy of the Company’s disciplinary records concerning you will be supplied to you at your request.

The following steps will be taken, as appropriate, in all cases of disciplinary action:

1.2	INVESTIGATIONS

No action will be taken before a proper investigation has been undertaken by the Company into the matter complained of. If appropriate, the Company may, by written notice, suspend you while the investigation takes place. If you are so suspended your Terms and Conditions of employment will continue, together with all your rights under your Terms and Conditions, including the payment of salary, but during the period of suspension you will not be entitled to access to any of the Company’s premises except at the prior written consent of the Company and subject to such conditions as the Company may impose. The decision to suspend you will be notified to you by the Board and conveyed in writing. You are required to co-operate with any disciplinary investigation.

1.3	DISCIPLINARY HEARINGS

If the Company decides to hold a disciplinary hearing relating to the matter complained of, you will be given details of the complaint against you at least three working days before the hearing. At the hearing you will be given an opportunity to state your case. You may be accompanied by a fellow employee of your choice or trade union official (who is appropriately certified in writing by their union). No disciplinary penalty will be imposed without a disciplinary hearing, but a hearing may proceed in your absence if you fail to turn up.

1.3.1	Those with less than twelve months’ service

Following an investigation and disciplinary interview the disciplinary stage for those with less than 12 months’ service are final written warning and/or dismissal.

1.3.2	Those with more than twelve months’ service

Following an investigation and disciplinary interview, the disciplinary stages for those with more than 12 months’ service are first warning, final warning and dismissal; note that in cases of gross misconduct summary dismissal will apply.

1.4	APPEALS

You have a right to appeal against a disciplinary decision. The details of the person you can appeal to will be given to you at the disciplinary meeting, or as soon as possible thereafter. You should inform that person in writing of your wish to appeal within five working days of the date of the decision which forms the subject of your appeal.

The appeal must set out the grounds on which you are making the appeal. Arrangements to hear the appeal will be made as soon as reasonably practical. You will have the right to be accompanied to an appeal by a fellow employee or Trade Union Official of your choice.

The appeal will take the form of a re-hearing by a person who was not involved in the initial disciplinary hearing or investigation who will consider matters afresh.

If you have been dismissed, your employment will be terminated whether or not you appeal: however, if your appeal is successful you will be re-instated and there will normally be no break in your continuity of employment.

After the outcome of the appeal is known, no further right of appeal is possible and such decision will be final and binding.

An appeal meeting may be adjourned to enable all facts to be considered or to obtain further clarification from others.

1.5	GROSS MISCONDUCT

Certain acts of misconduct, breach of duty or acts which bring the Company into disrepute are treated so seriously by the Company that cases of this type can warrant summary dismissal without prior warning or notice.

Matters which justify summary dismissal include, but are not limited to:

•	failure to obey a lawful order or instruction of the Board;

•	unauthorised disclosure of the affairs of a client or the Company to a third party;

•
failure to observe the provisions of the Health and Safety at Work Act 1974; negligence or deliberate actions likely to cause injury to people or damage to equipment; actions leading to the loss or damage of the Company’s or client’s property or equipment;

•
being under the influence of alcohol or drugs which impact on your performance whilst working on the Company’s business. This includes any event, whether social, marketing or otherwise, at the Company’s premises or elsewhere;

•
failure to follow the Company’s procedures with regard to IT security, including:- accessing, amending, copying or replicating computer information to which you have no right or authority; improper use of the Company’s or client’s systems or equipment; accessing, downloading, storing or forwarding inappropriate material from the internet, e.g. chain letters, junk email, or similar correspondence, indecent material or pornography; sending racially or sexually threatening or harassing messages or any form of indecent material or pornography;

•	soliciting money for personal gain, or in the operation of a personal business;

•	gaining unauthorised access to any computer system of the Company or any other organisation or hacking into another web site;

•	sending material that contains language which is offensive or that would upset others

•	communicating material in a manner that would reflect poorly on the Company;

•	use of any data stored in the Company’s systems other than in connection with related assignments;

•	excessive use of the Company’s systems for personal matters;

•	failure to account properly and promptly for all funds received, whether on account of clients or of the Company;

•	unauthorised expenditure or commitment of Company funds;

•	conviction of any criminal offence which in the reasonable opinion of the proprietors is likely to reflect adversely on the Company;

•	fraud, theft, deception or dishonesty;

•	theft or unauthorised possession of property belonging to the Company or any employee or any of the Company’s clients;

•	serious damage to the Company or the Company’s clients’ property;

•	refusal to carry out duties or reasonable instructions;

•	intoxication by drink or drugs;

•	having alcoholic drink or illegal drugs in your possession, custody or control on the Company’s or clients premises;

•	serious breach of the Company’s rules;

•	violent, dangerous or intimidatory conduct;

•	sexual, racial or other harassment of a fellow employee;

•	offering or receiving gratuities without first seeking authorisation from the Company;

•
improper use of internet or email facilities or other equipment of the Company (please note the Company reserves the right to examine any correspondence (electronic or otherwise) received or sent out from your work address and/or with any equipment provided to you by the Company);

•	tampering, changing or otherwise interfering with the Company’s software and hardware or other computer equipment or related data records;

•	serious or wilful neglect of your duties;

•	failure to follow the Company’s documented procedures and regulations or refusal to comply with the policies of the Company, for example, relating to expenses;

•	Unauthorised release of data to clients and/or third parties.

These examples are not exhaustive or exclusive and offences of a similar nature will be dealt with under this procedure.

Gross misconduct will result in immediate dismissal without notice or pay in lieu of notice. The decision to dismiss will not be taken without reference to the Board. Dismissal will be notified to you in writing.

1.6	MISCONDUCT

The following offences are examples of misconduct:

•	Bad time-keeping;

•	Unauthorised absence;

•	Minor damage to the Company’s property;

•	Minor breach of the Company’s rules;

•	Failure to observe the Company’s procedures;

•	Abusive behaviour;

•	Non-performance of your duties in the opinion of the Company;

•	Any conduct which, in the opinion of the Directors, brings you or the Company into disrepute;

•	A minor failure to comply with any duties expressly set out in your job description.

These offences are not exclusive or exhaustive and offences of a similar nature will be dealt with under this procedure.

If the investigation and disciplinary hearing stages indicate that there are grounds for action, then the following steps will be taken. The stages will normally occur sequentially but we reserve the right to advance the procedures where appropriate. These procedures may also be amended in exceptional circumstances, for example if you are absent due to sickness or to accommodate any disabilities you may have.

If at a disciplinary hearing a complaint against you is upheld any one of the following disciplinary penalties will be available to the Company if you have 12 months continuous service:

1.7	FIRST WARNING

This may be oral or written according to the circumstances. In either event, you will be advised that the warning constitutes the first formal stage of this procedure. If the warning is verbal, a note that such a warning has been given will be placed in the Company’s records.

1.8	FINAL WARNING

This will be confirmed to you in writing. This warning will state that, if you commit a further offence of misconduct during the period specified in it, your employment will be terminated.

1.9	DISMISSAL

The decision to dismiss you will not be taken without reference to a Director of the Company and will be notified to you in writing.

1.10	INCAPABILITY

The following are examples of incapability:

•	Poor performance

•	Incompetence

•	Unsuitability

•	Lack of application

These examples are not exhaustive or exclusive and instances of a similar nature will be dealt with under this procedure.

Any one of the following penalties will be available to the Company in cases of incapability, which are upheld following a disciplinary interview and you have 12 months continuous service:

1.11	FIRST WARNING

This will be confirmed in writing. This warning will specify the improvement required and will state that your work will be reviewed at the end of a specific time period after the date of the warning.

1.12	FINAL WARNING

This will be confirmed to you in writing. This warning will state that unless your work improves within a specific time period after the date of the warning, your employment will be terminated.

1.13	DISMISSAL

The decision to dismiss you will not be taken without reference to a Director of the Company. Dismissal will be notified to you in writing.

1.14	UNSATISFACTORY SICKNESS RECORD

The following are examples of unsatisfactory attendance:

•	long-term absence due to injury or sickness

•	frequent short-term absence due to minor ailments.

•	In appropriate circumstances, the Company may require you to be:

•
examined by an independent medical practitioner of its choosing. In this event, you agree to co-operate with such a request and to permit the medical practitioner to discuss with the Company, the findings of the examination and their prognosis for your future recovery; and/or

•
interviewed by an Company representative (at your home, if necessary) if there is a possibility, in the Company’s opinion, that your absence is wholly or partly due to a personal or domestic difficulty or there are other circumstances with which the Company might be able to assist you.

The findings of the medical practitioner and/or Company representative will be taken into account when the Company considers the kind of action, if any, which it will take against you in respect of your absence from work.

If appropriate, after such examination/interview, you may be given a first warning which will be confirmed to you in writing. This warning will specify a period, the length of which (usually, between 1 and 6 months) will depend upon your particular health or welfare difficulties over which your attendance will be monitored by the Company and a specified measure of improvement will be required of you at the end of which you will be expected to have returned to work.

If appropriate at the end of such period, you may be required to undergo another examination and/or interview the result of which the Company will take into account when it considers the kind of action, if any, which it is appropriate to take against you. Such action may include:

•
the issue of a final warning which will be confirmed to you in writing and will specify a further period over which your attendance will be monitored and the level of improvement expected of you during such period. This warning will state that failure to show the necessary improvement within the specified period will result in your dismissal; or

•
your dismissal on notice if the Company concludes, following your medical examination, that you are not likely to be fit to return to work in the foreseeable future and that, in all the circumstances, the needs of its business render it impracticable to await further your return to health or fitness; or

The decision to dismiss you will not be taken without reference to a Director of the Company and will be notified to you in writing.

Subject to satisfactory performance and conduct any warning under these procedures will be removed from the Company’s records after twelve months.

SCHEDULE 2
Grievance Procedure

The Company will try to resolve, as quickly as possible, any grievance/complaint you may have about your employment. Outlined in this section is the action you should take to make your grievance heard. These procedures may be amended in exceptional circumstances, for example if you are absent due to sickness or for us to accommodate any disabilities.

In the first instance you should raise your complaint with The Board. It is hoped that most grievances can be dealt with on an informal basis by a Director who will be appointed to deal with such grievance.

You are entitled to be accompanied to formal grievance meetings by a work companion or Trade Union representative, who will be able to address the hearing on your behalf.

If you wish to raise a formal grievance the following stages should be followed:

1.1	Stage One

If a Director cannot satisfactorily resolve the problem informally, you should put your grievance to the Board in writing, Thereafter, the Company shall arrange a meeting with you as soon as reasonably practicable. You have the right to be accompanied to that meeting by a Trade Union Representative or work companion.

1.2	Stage Two

If you are dissatisfied with the outcome of stage one or the matter is of a serious nature, you should appeal the issue to the Board. The Board will then arrange for a Director not previously involved in stage 1 to see you to discuss the matter fully and to try to reach a satisfactory solution. You will be informed of the outcome and any proposed action and a record of the grievance will be made. The decision at this level will be final. You have the right to be accompanied to that meeting by a Trade Union Representative or work companion.

I N W I T N E S S this agreement has been executed as a deed

Signed and delivered as a deed by	)
the Company	)
acting by a director and its	)
secretary	)

Director

Secretary

Signed and delivered as a deed by	)
the Executive	)
in the presence of:-)